Exhibit 99.B(p)(42)

MARCH 2006

RECORD CURRENCY MANAGEMENT LIMITED (RCM)

CODE OF ETHICS FOR PERSONAL ACCOUNT DEALING

1                                         INTRODUCTION

This code addresses the combined requirements under the UK FSA COB 7.13 Personal account dealing and MAR 1.3 Market Abuse (insider dealing) and the US requirements of Rule 204A-1 Investment Adviser Code of Ethics of the Investment Advisers Act 1940 and Rule 17j-1 of the Investment Company Act 1940.

It is important that every Employee (which includes officers, directors, all Registered Representatives and Supervised Persons) and consultant that represents the Company, understands the implications of this Code of Ethics. If you have any questions please contact the compliance function.

The requirements essentially address two concerns:

1                  Conflicts of interest with the obligation to clients caused by trades undertaken by the firm or its employees.

2                  The use of inside information by the firm or its employees to make gains before the information is reflected in the market price.

2                                         BACKGROUND

2.1                               Conflict of Interest

FSA COB 7.13 aims to ensure that a firm’s customers are not disadvantaged by the firm’s own dealings or the personal account dealings of its employees. The firm is required to take reasonable care to organise and control its affairs responsibly and effectively so as to ensure that [its] customers are not disadvantaged by the personal account dealing of the [its] employees (or of any ‘associated’ parties reference 4.3 below).

2.2                               Insider Information

FSA MAR 1.3 (market abuse) aims to prevent gains arising as a result of trading on the basis of insider information by the firm or its employees. Insider information is information that is not generally available in the market and that if it were generally available, would be likely to have a significant effect on the price of the qualifying investments or on the price of related investments.

Rule 204A-1 requires RCM to establish, maintain and enforce a Code of Ethics that requires supervised persons to follow a standard of business conduct that ensures the fiduciary obligations to clients are maintained.

3                                         CODE OF ETHICS AND BUSINESS CONDUCT

The company’s policy is to ensure that procedures and controls are in place to prevent conflicts of interests with clients as a result of transactions undertaken by the company or any of its employees. Further that such procedures and controls prevent either the company or any employee from making any gain as a result of the inside information available within the company that is not at the time available in the market.

4                                         NATURE OF THE RESTRICTIONS

The scope of the regulations is broad since it covers not only transactions in RCM’s qualifying investments but also in ‘related investments’. Examples are provided in MAR 1.3.20 which suggest that inside information about a client’s commodity derivative trading may have an impact on the equity price of the client. To ensure that RCM complies with the requirements a broad interpretation of the rules has been adopted in respect of the instruments covered and the following own account dealing code will apply to all employees, Registered Representatives and Supervised Persons must all comply with applicable UK and US statutes and applicable Federal Securities Laws.

A                           Communication of Code to Employees

All new employees are required to sign a copy of this code of ethics on personal account dealing as a condition of employment.

The code is available to all employees on the company intranet. Any amendments are notified to employees individually.

All employees are required to renew in writing their acceptance of the terms of this code annually and upon any amendments to the Code and such written confirmation will be retained in accordance with the Record Keeping rules.

B                           Pre-clearance of trading

Employees that undertake transactions for their own account or for a related party in any instruments that RCM is authorised to trade, must obtain pre-clearance from the compliance function before undertaking the trade and must confirm the details of the trade within 48 hours of its execution. The employee is further required to provide the compliance function with an update on a quarterly and annual return, of all such transactions (see 3 below). The list of instruments covered is:

•                  Futures including rolling spot FX

•                  Options

•                  Contracts for differences

•                  Spread bets

•                  Government and public securities

•                  Debentures

Any Personal account transaction in the equities of a client (or associated company of a client) by any employee must receive pre-clearance from the compliance function. The current list of equities included in this restriction is attached in Schedule 1. This schedule will be updated as RCM’s client list changes and will be circulated to all employees. The current list will always be available to employees on the company intranet.

If such transactions are approved, the employ will have to provide details of the confirmed deal within 48 hours. The employee will further be required to provide the compliance function with an update on a quarterly and annual return of all such transactions. (reference 3 below).

Pre-clearance is also required by all employees, Registered Representatives and Supervised Persons before they directly or indirectly (Indirectly – means holdings by a spouse, minor children or relative living at the same address) acquire Beneficial Interest in any security in an initial public offering or in a limited offering. (Beneficial Interest - means a direct or indirect pecuniary interest through any contract, arrangement, understanding or relationship that provides sole or shared voting or investment powers).

The pre-clearance procedure for the above transactions is as follows:

•      Request permission from the compliance function. A decision will be given within one working day of the request being made.

•      If approved, the restricted transaction must be undertaken within 2 working days of permission being granted.

•      The details of the transaction must be reported to the compliance function within 2 working days of trading. The details to be confirmed are:

•                  Instrument – equity/option/FX

•                  Buy/sell

•                  Dealing date and time

•                  Broker/counterparty

•                  Quantity

•                  Price

5                                         REPORTING

5.1                               Initial Holdings Report

All new employees must submit a Holdings Report to the compliance function within 10 days of joining the company. The report must contain the following information on all Reportable Securities in which they have a direct or indirect Beneficial Interest. (Reportable Securities – means among other things equities, notes, bonds, debentures, convertibles, preferred stock, security futures, warrants, rights and any options or rights on securities.) The information must be current ie the information must be no more than 45 days prior to the date the report is submitted.

The format of the report is attached as Schedule 2

•                  Type & title of security

•                  Number of shares

•                  Valuations

•                  The name of the broker, dealer or bank

•                  The date of the report

5.2                               Annual Holding Reports

Every 12 months an Annual Holdings Report must be submitted by each employee that will update the information provided in the Initial Holding Report.

5.3                               Pre-Clearance Trading Reports

All transactions given pre-clearance (reference 2 above) must be reported to the compliance function within 2 working days of trading. These transactions must reconcile with the Quarterly and Annual Holding Report.

5.4                               Quarterly Transactions Report

Each quarter all employees must submit to the compliance function information about each Reportable Security in the format provided in the Initial and Annual Holdings Reports. The transactions reported must cover all direct and indirect beneficial interests.

5.5                               Periodic Reviews:

The compliance function will periodically review personal securities transactions and holdings for all employees, Registered Representatives and Supervised Persons.

5.6                               Breaches

All employees are required to submit a report to the compliance function promptly having become aware that a breach of this Code of Ethics has occurred and in any event within 15 days of so doing.

6                                         GENERAL CONDITIONS FOR THE CODE OF ETHICS ON PERSONAL ACCOUNT DEALING

6.1                               Permission to deal

You must not for your own personal account or for that of any person connected with you:

(a)                                 Effect any transaction which you know, or ought reasonably to know, to be forbidden by RCM under these rules.

(b)                                Acquire or dispose of any investment which you know, or ought reasonably to know, would involve you in a conflict of your own interest or that of any person connected with you, with that of any client or with your duty to any client.

(c)                                 Effect any transaction relating to an investment of any description dealt in by RCM without first obtaining RCM’s consent and thereafter reporting to the compliance function the details of each such transaction (reference 3.3).

(d)                                Effect any transaction relating to an investment of any description dealt in by RCM with or through the agency of another authorised person, without informing that other authorised person you are an officer or employee of RCM and shall not request or accept from that other authorised person any credit or special dealing facilities in connection with the transaction without the specific consent of RCM.

6.2                               Rights issues, take-overs etc

Please note that the restrictions in this notice extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue and exercising conversion or subscription rights and exercising an option.

The restrictions also extend to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

6.3                               Trustees, personal representatives and agents

The restrictions also extend to dealings by you:

(a)                                  as a trustee of a trust or as a personal representative of an estate, in which you or an associate of yours has a significant beneficial interest;

(b)                                 as a trustee of any other trust or a personal representative of any other estate, unless you are relying entirely on the advice of another person (such as another broker or a solicitor); or

(c)                                  for the account of another person unless you are dealing as an employee of the firm.

note:-                  “associate” includes any person (including members of your family, companies or partnerships) whose business or domestic relationship with you would give rise to a community of interest between you.

6.4                              General exemptions

The restrictions do not extend to:

(a)                               any transaction by an employee in an authorised unit trust, a regulated collective investment scheme or a life assurance policy (including a pension); or

(b)                              any discretionary transaction entered into without consultation with an employee, where the discretionary account is not held with RCM.

6.5                              Selling to or buying from a customer

Employees must not sell to or buy from any customer of the firm for their own account unless the customer is an authorised person, a section 43 listed money market institution or an overseas investment business.

6.6                               Reporting of transactions

Employees must comply with the reporting requirements set out in 3 above which may include arrangements for the compliance function to promptly receive copies of contract notes (or similar report) in respect of the transactions covered by this code.

6.7                              Dealing ahead of a research recommendation

This restriction applies if RCM intends to publish a research recommendation and an employee knows, or should know, that the recommendation is likely to cause a price change in the investment to which it relates. In that situation employees must not deal the same way as the research recommendation until the recommendation has been published and the customers for whom it was principally intended have had a reasonable opportunity to react to it. Dealing before the research recommendation has become public may also breach insider dealing legislation.

6.8                               Dealing ahead of a customer’s order

If an employee knows that RCM has accepted a customer’s order or has made a decision to deal for a discretionary customer, the employee must not deal the same way in advance of that customer’s order.

6.9                               Dealing contrary to a customer’s interest

Employees must not deal in an investment at a time or in a manner which is known is likely to have a direct adverse effect on the particular interest of one of RCM’s clients. However, an employee does not breach this restriction merely by entering into a transaction in an investment which it is known will probably cause a fall in the price of an investment owned by a client or a rise in the price of an investment in which a client has a short position.

6.10                        Personal benefits

Employees whose function involves giving investment advice, including the preparation of research material, or entering into transactions in investment for the firm’s own account or the account of those for whom it deals, must not accept from any person any benefit or inducement which is likely to conflict with their duties to the firm or any of the firm’s clients. “Benefit or inducement” means credit or any other financial advantage, any opportunity to make, receive or increase any gain or revenue or to avoid or reduce any loss or expense, money or other property or gift, and any service, facility, system or information. If in any doubt you should consult with the compliance officer or his deputy.

6.11                        Counselling and procuring

Employees precluded by the above from entering into any transaction, cannot:-

(a)                               advise or cause any other person to enter into such a transaction; or

(b)                              communicate any information or opinion to any other person if they know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions which taken in the course of employment with us. For example, the fact that an employee is prohibited from dealing in a certain stock as a result of one of the provisions above does not mean that they are precluded from giving bona fide advice to a customer to deal.

6.12                       Unlawful Actions

It is unlawful for any Employee, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund:

•                  To employ any device, scheme or artifice to defraud the Fund;

•                  To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in the light of the circumstances under which they are made, not misleading;

•                  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fraud; orTo engage in any manipulative practice with respect to the Fund.

(A security held or to be acquired by a Fund - means any Reportable Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security as described in subsection 5.1 above).

6.13                        Confidentiality

The compliance function of RCM will use every endeavour to ensure that all requests for pre-clearance, all personal account transaction reports and periodic holdings statements are kept confidential. Such documents will however be made available for inspection by the appropriate regulatory or government authorities.

6.14                        Record Keeping

RCM will maintain records relating to this Code of Ethics as required by FSA COB 7.13.11, Rule 204-2 of the Investment Advisers Act and 17j-1f of the Investment Company Act which may be examined by the appropriate regulatory or government authorities. Copies of this Code and previous versions thereof will be readily accessible for a minimum of five years as will records of all employees required to report under this Code, all transaction and holding reports, and all details of any violation of the Code.

SCHEDULE 1

RESTRICTED SECURITIES

List of RCM clients as at 1 March 2006

SCHEDULE 2

Record Currency Management

QUARTERLY / ANNUAL TRANSACTION REPORT

Transaction Record of Securities Directly or Indirectly Beneficially Owned

For the Quarter / Year Ended

Name:	Submission Date:

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter please check here. ✓	☐

This report is required of all officers, directors and certain other persons under FSA MAR 1.3 and Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act 1940. Transactions in authorised unit trusts, regulated collective investment schemes or life assurance policies need not be reported. In addition, persons need not report transactions in bankers’ acceptances, certificates of deposit, commercial paper, Automatic Investment Plans or open-end investment companies other than Reportable Funds (ie Any fund for which RCM serves as an investment adviser or any fund whose investment adviser or principal underwriter controls RCM). The report must be returned within 30 days of the applicable calendar quarter end. The reporting of transactions on this record shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security listed.

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Account Number	Names on Account	Date Account was Established	Type of Account

If you did not establish a securities account during the quarter, please check here. ✓	☐

By signing this document, I represent that all required transactions were pre-cleared through the Compliance Department or the designated Compliance Officer in compliance with the Code of Ethics for personal account dealing. In addition, I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Policy.

Signature:	Received by:

ATTACHMENT

INSIDER DEALING

PART V OF CRIMINAL JUSTICE ACT 1993

NOTICE TO EMPLOYEES

Under the rules of the Financial Services Authority (FSA) we are required to provide you with a brief summary of the insider dealing regulations.

The insider dealing provisions contained in Part V of the Criminal Justice Act 1993 (“the Act”) are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the compliance officer.

The Act applies to all securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities (even if these warrants and derivatives are only “over the counter” or otherwise not publicly traded).

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or with or through a professional intermediary, or by acting himself as a professional intermediary. Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

The Act applies whether you deal as part of your employment or on your own account. It also covers information which you obtain directly or indirectly from an insider, whether or not in the course of your employment, e.g. by social contacts.

If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis) and from procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price-affected), or from passing the inside information to another person other than in the proper performance of your employment.

It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 47 (1) of the Financial Services Act 1986 a person who “dishonestly conceals any material facts” is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.